RELEASE

This Release is entered into as of the 15 day of November 2014 by and between Gold Torrent, Inc. (f/k/a/ Cell Donate, Inc.) (“Company”), and David Strebinger, on his own behalf and on behalf of his affiliates, heirs and assigns (collectively, the “Releasor”).

WHEREAS, the Company owes an aggregate of $32,838.56 (the “Owed Amount”) to the Releasor;

WHEREAS, in connection with the return of certain domain name, the Releasor will release the Company from any liabilities in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Representations and Warranties. The Releasor hereby represents and warrants to the Company that (i) this Release is a valid and binding obligation of the Releasor, enforceable against the Releasor in accordance with its terms, and (ii) the Owed Amount represents all of the outstanding liabilities and accounts payable of the Company to the Releasor on the date hereof.

2. Release. The Releasor hereby irrevocably and unconditionally releases the Company and its past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Releasor or his predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Released Parties, including but not limited to the Owed Amount, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Release (“Claims”).

The Releasor understands that this Release releases claims that the Releasor may not know about. This is the Releasor’s knowing and voluntary intent, even though the Releasor recognizes that someday he might learn that some or all of the facts that he currently believes to be true are untrue and even though he might then regret having signed this Release.

The Releasor agrees that it will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with the Company and/or the Owed Amount with respect to all of the claims released herein arising from the beginning of the world up to and including the date of execution of this Release (whether known or unknown to it and including any continuing effects of any acts or practices prior to the date of execution of this Release). The Releasor acknowledges that he is not entitled to any other payments or benefits of any kind from the Company.

3. Future Cooperation. The Releasor agrees to reasonably cooperate with the Company, and its financial and legal advisors, in connection with any business matters for which the Releasor’s assistance may be required and in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which the Releasor may possess relevant knowledge or information.

4. Applicable Law. This Release shall be governed by and construed in accordance with the laws of the State of Nevada.

5. Entire Agreement. This Release may not be changed or altered, except by a writing signed by the parties. This Release constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, except as otherwise provided herein.

6. Assignment. The Releasor confirms that it has not assigned or transferred any claim it is releasing, nor has it purported to do so. If any provision in this Release is found to be unenforceable, all other provisions will remain fully enforceable. This Release binds the Releasor’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

7. Binding Effect. THE RELEASOR UNDERSTANDS THAT FOR ALL PURPOSES THIS RELEASE WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

8. Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

9. Acknowledgement. The Releasor acknowledges that he: (a) has carefully read this Release in its entirety; (b) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Release; (c) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (d) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Release; and (e) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

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GOLD TORRENT, INC. (F/K/A/ CELL DONATE, INC.)

By:	/s/ Ryan E. Hart
Name:	Ryan E. Hart
Title:	CEO

RELEASOR:

By:	/s/ David Strebinger
Name:	David Strebinger
Title:	CEO

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